Exhibit 10.5

LEGG MASON, INC.

1996 Equity Incentive Plan

Non-Qualified Stock Option

Raymond A. Mason

1832 Circle Road

Ruxton, MD  21204

Dear Mr. Mason:

Pursuant to the terms and conditions of the company’s 1996 Equity Incentive Plan and the Non-Qualified Stock Option Agreement attached hereto and made a part hereof, you have been granted a Non-Qualified Stock Option to purchase 500,000 shares of Legg Mason, Inc. Common Stock as outlined below.

Granted To:

Raymond A. Mason

Grant Date:

July 19, 2005

Options Granted:

500,000

Option Price per Share:

$111.53

Total Cost to Exercise:

$55,765,000 (payable by subtracting from the shares of Common Stock that would otherwise be issued as discussed below)

Payment of Option Price:

The shares of Common Stock to be delivered on exercise shall be net of the option price and any required tax withholding.

Expiration Date:

July 19, 2013

*Vesting Schedule:

25% per year for 4 years

125,000 on 7/19/2006

125,000 on 7/19/2007

125,000 on 7/19/2008

125,000 on 7/19/2009

*If vesting falls on a non-trading day, then vesting will occur on the next business day.

Conditions on Exercise:

The option may not be exercised prior to the first date after July 19, 2005, on which the closing price of the Common Stock on the New York Stock Exchange ("NYSE") has equaled or exceeded for 30 consecutive trading days $127.50.

Please acknowledge your receipt of this Option, the Agreement and copies of the Plan and Prospectus, by signing and dating this document and returned it to: Kendra Heyde-Finance Department.

Legg Mason

100 Light Street, 30th Floor

Baltimore, Maryland  21202

Signature: ___________________________

Date: __________________

Raymond A. Mason

Note:  If there are any discrepancies in the name or address shown above,

Please make the appropriate corrections on this form.

LEGG MASON, INC.

1996 Equity Incentive Plan

NON-QUALIFIED STOCK OPTION AGREEMENT

Legg Mason, Inc. (the “Company”) hereby grants to you an option to purchase shares of the Company’s Common Stock, $.10 par value (the “Shares”), at $111.53 per share (the "Option Price"), pursuant to the Legg Mason, Inc. 1996 Equity Incentive Plan (the “Plan”).  The date of grant of the option provided hereby shall for all purposes be July 19, 2005.  This option is intended to be a non-qualified stock option for purposes of the Internal Revenue Code.

This option is subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference and made a part hereof.  In addition to the terms, conditions and restrictions set forth in the Plan, all terms, conditions and restrictions set forth in this Agreement, including the following, are applicable to the option granted by this Agreement:

(1)

Issuance of the Shares

The Company may postpone the issuance and delivery of any Shares until the completion or amendment of any registration or qualification of the Shares, under any federal or state law, rule or regulation which the Company may determine to be necessary or advisable.  In the event that, at the time of issuance of the Shares to you pursuant to exercise of the option provided by this Agreement, there shall not be in effect a current registration statement under the Securities Act of 1933 (the “Act”) with respect to such issuance, you shall, prior to issuance of the Shares to you (a) represent to the Company, in form satisfactory to counsel for the Company, that you are acquiring the Shares for your own account and not with a view to the resale or distribution thereof, and (b) agree that none of the Shares issued to you pursuant to exercise of the option provided hereby may be sold, transferred or otherwise disposed of unless:  (i) a registration statement under the Act shall be effective at the time of disposition with respect to the Shares sold, transferred or otherwise disposed of; (ii) the Company shall have received an opinion of counsel or other information and representations, satisfactory to it to the effect that registration under the Act is not required by reason of Rule 144 under the Act or otherwise; or (iii) a “no-action” letter shall have been received from the staff of the Securities and Exchange Commission to the effect that such sale, transfer or other disposition may be made without registration.

(2)

Normal Vesting

Except as provided in Section (3) below, vesting shall be in accordance with the vesting schedule provided with this Agreement.  To the extent not exercised, installments shall accumulate and be exercisable by you in whole or in part during the exercise period described in Section (4) below.

(3)

Accelerated Vesting

(a)

If your employment is terminated as a result of your death or “Permanent Disability,” all of your then unvested option rights shall become vested on and after the date of the termination of your employment.  For purposes of this Agreement, you will be considered to have suffered a “Permanent Disability,” if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in your death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(b)

In the event that a proposed merger, consolidation, sale of assets or tender or exchange offer is not approved by the affirmative vote of 75% or more of the directors who are members of the Company’s Board of Directors prior to the proposal of such merger, consolidation, sale of assets or tender or exchange offer, all of your then unvested option rights shall become immediately vested upon:  (i) the approval by stockholders of the Company of an agreement to merge or consolidate the Company with or into another corporation (with the Company not surviving) or to sell or otherwise dispose of all or substantially all of its assets and the satisfaction or waiver of all conditions precedent to the closing thereunder; or (ii) a determination by the Board of Directors of the Company that in connection with the proposed tender or exchange offer for voting securities of the Company, any person has become the direct or indirect beneficial owner of securities representing 40% or more of the combined voting power of the Company’s then outstanding securities.

(c)

In addition, the Compensation Committee (the “Committee”) of the Board of Directors of the Company or the Board of Directors of the Company may, in its sole discretion, accelerate the vesting of any part or all of the option rights under this Agreement.

(4)

Option Exercise Period

This option may not be exercised prior to the later of (i) vesting and (ii) the first date after July 19, 2005, on which the closing price of the Common Stock on the New York Stock Exchange ("NYSE") has equaled or exceeded for 30 consecutive trading days $127.50 (the "Trigger Price Requirement").  If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends, stock splits or the like, the Trigger Price Requirement will be automatically adjusted.

Upon the termination of your active, full-time employment with the Company prior to July 19, 2007, any options that are not yet vested (after taking into account any accelerated vesting provided for in Section (3) of this Agreement) shall expire immediately.  If active, full-time employment with the Company terminates after July 19, 2007, and prior to July 19, 2009, any options that are not yet vested as of the date of such termination (after taking into account any accelerated vesting provided for in Section (3) of this Agreement) shall expire immediately upon any failure to comply with the non-competition provisions of Section 22 of the Plan or failure to continue to be employed part-time by the Company and to perform those executive services as may reasonably be directed by the Board of Directors of the Company or the Company’s Chief Executive Officer, which may include assisting in maintaining and strengthening relationships with key employees of the Company and its subsidiaries, maintaining and expanding existing client relationships, establishing new client relationships, calling on clients and prospective clients, assisting in problem solving, cross-selling additional services to clients, expending current services and other tasks of an executive nature.

To the extent not exercised, vested options shall expire on July 19, 2013, unless they expire sooner as provided below:

(a)

Vested options shall expire on July 19, 2009, if the Trigger Price Requirement for the Common Stock has not been met by such date and the options have thereby not then become exercisable.

(b)

To the extent not previously exercised, vested options shall expire immediately upon the termination of your employment for cause.

(c)

To the extent not previously exercised and subject to Section (a) above, vested options shall expire, in the event of the termination of your employment as a result of your death or Permanent Disability, on the first anniversary of the termination of your employment or, if later, the first anniversary of the date on which the Trigger Price Requirement is first met.

(5)

Transferability

This option may not be transferred, assigned, pledged, hypothecated or otherwise disposed of in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and by gift to your immediate family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members.  During your lifetime, this option shall be exercisable only by you or by an immediate family member or trust to whom the option has been transferred in accordance with the previous sentence.  Any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of, or to subject to execution, attachment or similar process this option contrary to the provisions of this Agreement and the Plan, shall be void and of no effect, shall give no right to the purported transferee, and shall result in forfeiture of the option involved in such attempt.

(6)

Payment of Option Price and Tax Withholding

Upon exercise of the option, the Option Price and any required tax withholding shall be paid by subtracting, from the shares of Common Stock that would be issued otherwise upon exercise, that number of shares of Common Stock equal in value on the exercise date to (i) the Option Price and (ii) all applicable income and employment taxes required by law to be withheld with respect to such exercise.

The Option Price may be paid only in the manner specified in this section 6 and, as a condition to the receipt of this option, you waive the right to pay the Option Price in any other manner specified in the Plan.

Unless otherwise determined by the Committee subsequent to the date of this Agreement, the value of any shares of the Company's Common Stock withheld in payment of the Option Price and any required tax withholding shall be determined on the basis of the mean between the high and low prices per share on the NYSE on the business day preceding the date of delivery of the shares (or the next preceding business day on which trading occurred if there was no trading on the preceding business day).

(7)

Exercise Notice

This option is exercisable solely by written notice to the Company.  Each such notice shall:

(a)

state the election to exercise the stock option and the number of shares in respect of which it is being exercised;

(b)

be signed by you or, in the event of your death or Permanent Disability, by your personal representative or by a permitted transferee; and

(c)

authorize withholding of that number of shares of Common Stock otherwise issueable upon exercise, equal in value on the exercise date to the Option Price and any required tax withholding, to pay the exercise price and such required tax withholding.

For all purposes of the Plan, the date of exercise shall be the date on which notice shall have been delivered to the Company.  You shall not have any of the rights of a stockholder with respect to any of the Shares subject to this option until the Shares have been issued to you upon the exercise of the option.

(8)

Delivery of Notices

Any notice to be given to the Company (including notice of exercise of all or part of a stock option) shall be in writing and either hand delivered or mailed to the Company’s Stock Option Plan Administrator.  If mailed, it shall be addressed to the Stock Option Plan Administrator, at 100 Light Street, Baltimore, Maryland  21202, or at such other address as the Company may designate by notice to you.  Any notice given to you shall be addressed to you at your address as reflected on the personnel records of the Company, or at such other address as you may designate by notice to the Company.  Notice shall be deemed to have been duly delivered when hand delivered or, if mailed, at the close of business on the day such notice is postmarked.

(9)

Modification of Agreement

This Agreement may be modified only by the Committee or by the Company’s Board of Directors.  No officer or employee of the Company or any of its subsidiaries is authorized to bind the Company to a modification of any of the terms of the Agreement.

LEGG MASON, INC.

By:_______________________________

Robert F. Price, Secretary